Department of Mergers and Divisions
9 Kislev 5769
November 23, 2009

Shekel and Associates, Attorneys
3 Azrieli Center
Tel Aviv 67023

Dear Sir/Madam:

RE:	Taxation Decision on the Agreement – Baby’s Breath Ltd. – Share Transfer in Accordance with Section 104 B of the Ordinance_____
(Reference: Your letter of July 1, 2009)

1.           The facts as they have been delivered to us by you:

1.1
Baby’s Breath Co. Ltd., Private Co. 51-3076943 (hereinafter: “the Company”) is a private company, domiciled in Israel, and established on February 5, 2001. The Company develops and markets medical devices. The Company has developed an innovative device to treat breathing problems in infants and children, and it holds the sole intellectual property rights to this device.

1.2	The registered share capital of the Company comprises 1,000,000 ordinary shares with a nominal value of NIS 1 each, of which 31,403 shares have been allocated.1

1.3           Several shareholders hold shares in the Company, as follows:

1.3.1           10 residents of Israel hold 97.23% of Company shares

1.3.2           A resident of Canada holds 2.77% of Company shares

Detailed information of Company shareholders, accurate to the date of the share transfer as defined below in Section 3.4, is attached hereto as Appendix B to this taxation decision.

Outline of Change in Structure

1.4
Capital funds in the U.S. propose to invest in Company shares a sum that will grant them holdings of 20% of the Company’s share capital, provided that the investment thereof shall be in a company domiciled in the United States and registered for trade on the U.S. stock exchange (OTCBB). At this point, preliminary authorization was attained verbally by a few investment funds with an undertaking to invest the comprehensive sum of USD 3.55 million.

1.5
Accordingly, Company shareholders shall transfer the entirety of shares in the Company (hereinafter: “the Transferred Shares”) to the New Air Co. Inc., a private company domiciled in the United States, set up on July 10, 2009, especially for this purpose (hereinafter: “the Foreign Company”). In return, Company shareholders shall be allocated shares solely in the foreign company (hereinafter: “the Allocated Shares”), in accordance with section 104 B (a) of the Income Tax Ordinance (New Version) 5721-1961 (hereinafter: “the Share Transfer”). Therefore, following the share transfer, the foreign company shall hold the fully paid share capital of the Company and the shareholders in the Company shall hold in full the paid share capital of the foreign company.

______________
1 Currently, the Company has one type of share granting equal rights to all shareholders.

1.6
In accordance with your declaration, the shareholders are acting to register foreign company shares for trade on the U.S. stock exchange (OTCBB). The initial draft of the prospectus is expected to be submitted to the U.S. Securities Exchange following the share transfer.

1.7
In accordance with your declaration, the provisions of the Encouragement of Capital Investments Law 5719-1959 (hereinafter: “Encouragement of Capital Investments Law”) failed to apply and fail to apply to the Company, as of the date of the share transfer, as stated in sub-section 3.4 herein below.

It should be noted that on December 29, 2004, the Company was given a letter of authorization for an alternate track (development area A), however the Company failed to meet the conditions of the letter of authorization. Accordingly, the Company was not entitled to any tax benefits whatsoever by virtue of the Encouragement of Capital Investments Law.

1.8	In accordance with your declaration, up to the date of the share transfer, as defined in section 3.4 below, no loss in Company shares transferred to the foreign company is latent.

1.9
According to your declaration, Company shareholders have not been given and shall not be given any proceeds whatsoever, whether directly or indirectly, for the share transfer, save for the allocated shares, as to be specified herein below.

1.10	The Company and any party proximate thereto failed to take part in a change in structure, according to Part II of the Ordinance, in the five years prior to issuing this taxation decision.

On this matter, “proximate” – as defined in section 88 of the Income Tax (New Version) Ordinance 5721-1961 (hereinafter: “the Ordinance”).

1.11	The Appendices attached to this taxation decision constitute an inseparable part thereof.

2.           The Application:

2.1	To authorize that the share transfer, as specified in section 1.4 above, fulfills the conditions of section 104B of the Ordinance.

2.2	To authorize that the foreign company is “a company” in accordance with the provisions of section 104 of the Ordinance.

2.3	To authorize that the date of the share transfer shall be the date of the actual transfer thereof.

3.           Tax Arrangement and Conditions Thereof

3.1	Each term in this taxation decision shall have the definition assigned thereto in Part II of the Ordinance, as long as it is not otherwise explicitly stated.

3.2
Following the review of your Application, and subject to the accuracy of the facts as they have been presented to me and as they appear above, and on the fulfillment of all conditions determined herein in this taxation decision, I hereby authorize that the share transfer shall not be charged tax, in accordance with the provisions of section 104B of the Ordinance and the Regulations enacted by virtue thereof for the assessing officer, and subject to the fulfillment of all conditions of Part II of the Ordinance, as well as additional conditions appearing herein in this taxation decision.

3.3
I hereby authorize that the foreign company shall be deemed a “company,” as defined in section 104 of the Ordinance, for the purpose of the share transfer, in accordance with the provisions of section 104B of the Ordinance, and subject to the conditions specified herein in this taxation decision.

3.4
I hereby authorize that the date of the share transfer shall be the date whereon the transferred shares are actually transferred, i.e. on September 7, 2009 (hereinafter: “the Date of the Share Transfer”).

It is hereby clarified that in the event that the share transfer fails to be carried out within 90 days of the date of signature of this taxation decision, this taxation decision shall be void retroactively.

3.5
All shares allocated to shareholders of the Company, which would have been taxable in Israel in respect of the share transfer had this taxation decision not been given (hereinafter: “the Obligated Shareholders”) as well as all the transferred shares shall be deposited with Yardeni-Gelfand Trustees (2000) Ltd., (Deductions File 935580209) (hereinafter: “the Trustee”), proximate to the date of the share transfer. The Trustee shall be liable vis-à-vis the Tax Authorities for the full payment of the tax ensuing from the share transfer, the conditions of this taxation decision and the provisions of any law, in respect of the allocated shares to the obligated shareholders and in respect of the transferred shares. This obligation shall remain in effect until the receipt of authorization from the assessing officer of the full payment of tax owing in Israel.

3.6
The Trustee shall hold the allocated shares for the obligated shareholders in the foreign company as well as the entirety of the transferred shares, as aforesaid in sub-section 3.5 above, until the sale thereof and the tax deduction at source due to the sale, as aforesaid, at the tax rate stated in sections 91(a) or 91(b) of the Ordinance, as the case may be, for the profit of the capital or at a lower rate, as the assessing officer shall determine, in accordance with a detailed report of the capital profit to be presented to him. The Trustee shall transfer the deduction of tax at source, as aforesaid, to the assessing officer within 30 days of the date of the sale to the assessing officer.

As regards this sub-section herein, “sale” includes the requisite sale, encumbrance or transfer of the rights to the holder of the rights.

3.7
The Trustee may not encumber the shares allocated to obligated shareholders and the transferred shares it holds in any manner whatsoever or use them and may not take any step signifying a sale of such shares and/or the rights by virtue thereof and/or the rights to acquire them, directly and/or indirectly, unless subject to the full payment of tax, as required, due to such rights and subject to the restrictions determined in law.

3.8
Notwithstanding the contents of section 3.7 above, the foreign company shall be permitted to encumber the transferred shares to GAPI (one of the transferring shareholders, as stipulated in Appendix B), in all or in part, in favor of the State of Israel, in accordance with the instructions of the Chief Scientist, with regard to the project for dispensing medication by spray. It shall be clarified that said encumbrance will not be considered as a sale with respect to section 3.6 above.

3.9
The Trustee is to submit a report to the assessing officer on behalf of the obligated shareholders to include all details as required pursuant to section 91 (d) of the Ordinance, including the calculation of the capital profit or capital loss to be created as a result of the sale of the allocated shares.

3.10
For the avoidance of doubt, it is hereby clarified that the obligated shareholders shall be taxed in Israel on the sale of the allocated shares and the deduction of tax at source, as aforesaid, shall constitute solely an advance payment on account of the tax debt.

3.11
The Trustee undertakes to report to the assessing officer, within 7 days of the date of distribution, any distribution of dividends by the foreign company to shareholders thereof. In addition, this includes any distribution of dividends by the Company to the foreign company and the deduction of tax, in accordance with the provisions of this taxation decision.

3.12
The Trustee undertakes to report any transaction of the sale of allocated shares to obligated shareholders as well any sales transaction of transferred shares, including the sale to a relative of an obligated shareholder, from the date of the share transfer until the date of the full payment of tax ensuing from the share transfer, and this within 30 days of the date of the sales transaction.

As regards this matter, “Relative” – as defined in section 88 of the Ordinance.

3.13
With respect to this taxation decision, shares allocated by virtue of the transferred shares or the allocated shares shall also be deemed as transferred shares or allocated shares, as the case may be, inclusive of benefit shares, splits, issuing of rights, etc., allocated prior to the provision of this taxation decision or following thereafter.

3.14	The parties hereby agree that on the sale of transferred shares by the foreign company, the full tax required in respect of the sale shall be paid, as specified herein below:

3.14.1
The sale of transferred shares by the foreign company shall be deemed as if delivered by the company domiciled in Israel in accordance with Part V of the Ordinance, without any right of deduction, offset, exemption, spreading and credit, including credit regarding foreign tax, whatsoever.

3.14.2
The parties agree that notwithstanding the contents of the provisions of any law, the sale of the transferred shares by the foreign company shall be taxed in Israel even if the rate of foreign company holdings in the company of the transferred rights shall be less than 10%.

3.14.3
The parties agree that in calculating capital profit from the sale of the transferred shares by the foreign company, with respect to the date of purchase and original price, the sale of the shares, as aforesaid, shall be made pro rata.

3.15	The parties agree that the sale of the allocated shares by the obligated shareholders requires the payment of full tax owing in respect of the sale, as specified herein below:

3.15.1	In respect of the sale of each share, full tax is to be paid in accordance with the provisions of Part V of the Ordinance.

3.15.2	The original price and date of purchase of the allocated shares shall be in accordance with and subject to the provisions of section 104 (f) of the Ordinance.

3.15.3
When calculating the capital profit ensuing from the sale of the allocated shares by the obligated shareholders, none of the following shall be given: credit, inclusive of credit for foreign tax, exemptions, nor any deduction whatsoever that failed to exist proximate to and prior to the share transfer.

3.15.4
It is hereby clarified that the tax obligation, as aforesaid, fails to establish that this is the final tax owing in respect of the sale of allocated shares by the obligated shareholders. This determination is under the authority of the assessing officer.

3.16
The parties agree that on distributing dividends from the Company to the foreign company, the Trustee shall deduct tax at source from the amount of the dividend divided by the rate determined in section 125B (5) of the Ordinance. Tax deduction at source, as aforesaid, shall be transmitted within 7 days to the assessing officer.

3.17
The parties further agree that on distributing dividends from the foreign company to obligated shareholders, derived from the dividend distributed from the Company to the foreign company and wherefore tax was deducted, as specified in sub-section 3.15 above, the obligated shareholders shall be required to pay tax in Israel, in accordance with the provisions of the Ordinance. When calculating the tax debt in respect of the dividend, as aforesaid, no deduction, offset, exemption, spreading and credit shall be made or given, inclusive of credit for foreign tax, whatsoever, save for credit up to the amount of tax paid in Israel at the time of payment of the dividend from the Company to the foreign company, as a proportion of the sum of the dividend distributed by the foreign company to the obligated shareholders (the source whereof lies in the dividend distributed by the Company to the foreign company), to the sum of the dividend distributed by the Company to the foreign company, as aforesaid. It is underscored that in any event, tax deducted at source by the Trustee, at the time of payment of the dividend by the Company to the foreign company, shall not be refunded, as aforesaid in sub-section 3.16 above.

3.18
It is hereby clarified that any payment the Company pays in any manner or by any means, directly or indirectly, to the foreign company as well as any payment the foreign company pays in any manner or by any means, directly or indirectly, to the obligated shareholders, save for a repayment of loans, shall be deemed the distribution of profits and shall be treated as a taxable dividend in Israel, in accordance with the provisions of the Ordinance and in accordance with the provisions of this taxation decision. The provisions of this section shall not apply with respect to payments made during the ordinary course of business and at market price, as it was determined for parties who are not connected. For the avoidance of doubt, it is clarified that payments, as aforesaid, shall be subject to the assessment and authorization of the assessing officer.

3.19
It is hereby clarified that each of the obligated shareholders may sell up to 10% of the rights it holds in the foreign company or, with the agreement of the other obligated shareholders – a higher percentage – provided that the total rights in the foreign company being sold by obligated shareholders shall not exceed 10% of all obligated shareholder rights in the foreign company, as of the date of the change in structure, subject to the contents determined in section 104D (b) of the Ordinance, mutatis mutandi.

3.20
The parties agree that concerning the application of this taxation decision, even if the residency of an obligated holder of rights has changed, this would fail to affect the obligation thereof to pay tax, as specified herein in this taxation decision, up to the full payment of tax in accordance with this taxation decision and the fulfillment of all undertakings specified herein.

3.21
The parties agree that in the event that additional rights in the Company and/or the foreign company are acquired following the date of this taxation decision (hereinafter: “the Newly Acquired Rights”), by obligated shareholders or by the foreign company, as the case may be, the sale of rights in the companies, as aforesaid, shall be made pro rata, that is, in each sale, the share of the newly acquired rights deemed as sold shall be proportional to the share of the rights held forthwith following the share transfer.

3.22
For the avoidance of doubt, it is hereby clarified that in the event the Company demands benefits in accordance with the Encouragement of Capital Investments Law, the Company shall not be deemed a company with capital investment as a result of the share transfer and the investors therein shall not be deemed foreign investors, for the purpose of the Encouragement of Capital Investments Law. It is hereby clarified that should the Company in future be entitled to benefits by virtue of the Encouragement of Capital Investments Law, “the rate of foreign investment,” as defined in section 47 (A1) of the Encouragement of Capital Investments Law, shall be determined by the professional section of the Tax Authority in Israel.

3.23
For the avoidance of doubt, nothing stated in this taxation decision constitutes the making of an assessment and/or authorization of the facts you have presented. The facts presented, as aforesaid, may yet be verified by the assessing officer.

3.24
For the avoidance of doubt, nothing in this taxation decision constitutes authorization of the fulfillment of the conditions of section 104B of the Ordinance, a subject, which may yet be verified by the assessing officer.

3.25
For the avoidance of doubt, nothing in this taxation decision constitutes any authorization for a tax exemption according to the provisions of sections 97 (B1) or 97 (B3) of the Ordinance, a subject that may yet be verified by the assessing officer.

3.26
For the avoidance of doubt, nothing in this taxation decision constitutes any determination whatsoever regarding the residency of the shareholders in the Company, a subject that may yet be verified by the assessing officer.

3.27
For the avoidance of doubt, nothing in this taxation decision constitutes any determination whatsoever regarding approval of the original price and/or purchase dates detailed in this taxation decision and/or in Appendix B, attached to this taxation decision.

3.28
The Company undertakes to include in the financial statements thereof and in the Tax Adjustment reports an explanation for the actual implementation of the change in structure. This explanation shall specify the conditions of this taxation decision. This requirement shall enter into force commencing with the first reports to be filed following receipt of this taxation decision.

3.29
If it appears that any of the conditions determined in Part II of the Ordinance and/or any of the conditions specified herein in this taxation decision have failed to be fulfilled on time (hereinafter: “the Breach”), the provisions of section 104G of the Ordinance shall apply. The Trustee, the Company and the shareholders in the Company shall submit to an assessing officer, within 30 days of the date of the breach, an assessment of the value of the shares being transferred for the date of the share transfer and the date of the breach.

3.30
This taxation decision is given based on representations and documents presented to us in writing and verbally, inclusive of those specified in this taxation decision and subject to the provisions determined in Part II of the Ordinance. This taxation decision shall be canceled retroactively if it appears that the information and facts delivered within the context of the application are significantly inaccurate or incomplete or it becomes apparent that essential particulars specified failed to be fulfilled or conditions stipulated by the director in this taxation decision failed to be fulfilled.

3.31
It is hereby clarified that no expenses involved, directly and/or indirectly, in this change of structure shall be permitted for deduction, whether directly or indirectly, for the parties participating in the share transfer specified herein in this taxation decision and/or a party who is a relative thereto, inclusive of legal expenses, and costs of auditing, experts, consultants and other charges of various kinds, as a deduction or as an expense, according to section 17 of the Ordinance.

3.32
The Trustee, the Company, the foreign company and the obligated shareholders in the Company undertake, jointly and severally, to authorize in writing to the Department of Mergers and Splits at the Tax Authority and to the assessing officer, within 30 days of the date of receiving this taxation decision, that they agree to accept all conditions of this taxation decision, word for word as written therein, with no reservations. In the event that such authorization, as aforesaid, fails to be received on time, this taxation decision shall be deemed void retroactively.

Sincerely yours,
[sig.]
Aharon Eliahu, CPA
Senior Deputy Director, Professional Affairs

cc:
Mr. Shimon Lerner, CPA, Assessment Clerk, Hadera
Mr. Avi Behar, CPA, Assessment Clerk  Tel Aviv 5
Mr. Eldad Noah, Adv., Director of the Professional Department, Income Tax Authority
Mr. Moshe Caesar, CPA (Legal), Director of the Mergers and Dissolutions Department
Mr. Harel Israeli, Adv., Legal Advisor for the Mergers and Dissolutions Department
Mr. Yossi Yeshua, CPA, (Adv.), Legal Department

Appendix A – Structure of Holdings Prior to the Share Transfer
and Following Thereafter

Structure of Holdings Prior to the Change in Structure:

Shareholders in the Company
100%
The Company

Structure of Holdings Following the Share Transfer:

Shareholders in the Company
100%
Foreign Company
100%
The Company

Appendix B : List of Shareholders in the Company
Prior to the Share Transfer

No.	Name	I.D. / Private Co. / Passport	Country of residence	Relation to	No. of shares	No. of options	Date of Investment	Original Price	Percentage of Current Holdings	Percentage of Holdings Fully Diluted	Price per share	Holder of rights Obl./not obl.
1.	Dr. Israel Amirav	45140932	Israel		1,658	0	Feb. 5, 2001	NIS 1,658	5.12%	5.12%		Oblig.
2.	Prof.David Groshar	81376060	Israel		1,222	0	Feb. 5, 2001	NIS 1,222	3.77%	3.77%		Oblig.
3.	Assaf Halamish	050678796	Israel		3,533	0	Feb. 5, 2001	NIS 3,533	10.91%	10.91%		Oblig.
4.	GPI	511664260	Israel		2,717	0	Jul. 30, 2002	NIS 610,555	8.39%	8.39%		Oblig.
5.	Prof. Michael Newhouse	JW797870	Canada		870	0	Feb. 5, 2001	NIS 870	2.69%	2.69%		Not oblig.
6.	Life Support	513331215	Israel		8,543	0	Apr. 4, 2004	$443,000	26.10%	26.10%		Oblig.
7.	Ramport Finance	474849	BVI		3,530	0	Nov.27, 2005	$150,000	10.90%	10.90%		Oblig.
8.	A.M. Maagal Marketing & Business Dev’t Ltd.	51265648-9	Israel		464	0	Apr. 4, 2004 May 15, 2008	$25,000 $164,000	1.43%	1.43%		Oblig.
9.	Microdel	513577874	Israel		9,488	0	Apr. 26, 2009 Jun. 30, 2009	$228,000 $80,000	29.29%	29.29%		Oblig.
10.	Orni Elad	004161238	Israel		193	0	To be issued prior to and proximate to the share transfer	NIS 193	0.60%	0.60%		Oblig.
11.	Boaz Gruener	057931313	Israel		260	0	To be issued prior to and proximate to the share transfer	$40,000	0.80%	0.80%		Oblig.